  Exhibit 4.1

January 29, 2019

Re: Extension of expiration date for Series A Warrants, Class N Warrants and Class L Warrants

SANUWAVE Health, Inc. Warrantholder:

Pursuant to Section 5(l) of the Series A Warrant, Section 5(l) of the Class N Warrant and Section 5(l) of the Class L Warrant, the Company has determined to amend each such warrant to extend the Termination Date of each of the Series A Warrants, Class N Warrants and Class L Warrants has been extended from March 17, 2019 to May 1, 2019. This extension is effective as of January 23, 2019, the date the extension was approved by the board of directors of SANUWAVE Health, Inc. All other terms and conditions of the Series A Warrants, Class N Warrants and Class L Warrants will continue in full force and effect.

If there are any questions, please don’t hesitate to contact me at (678) 578-0117, or by email at lisa.sundstrom@sanuwave.com. Thank you.

Best regards, /s/ Lisa Sundstrom Lisa Sundstrom, Controller and Chief Financial Officer SANUWAVE Health, Inc.